UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

OASIS PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Delaware	80-0554627
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01	OAS	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c) or (e), check the following box.
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d) or (e), check the following box.
Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1. Description of Registrant’s Securities to be Registered
General
    As previously announced, on September 30, 2020 (the “Petition Date”), Oasis Petroleum Inc. (the “Company” or “Oasis”) and certain of its wholly-owned subsidiaries (together with the Company, the “Debtors”) filed petitions for voluntary relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to effectuate the Debtors’ Joint Chapter 11 Plan of Reorganization, dated September 30, 2020 (the “Plan”).
    On November 10, 2020, the Bankruptcy Court entered an order approving and confirming the Plan (the “Confirmation Order”), a copy of which was included as Exhibit 99.1 to Oasis’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2020 and which is incorporated herein by reference.
    On November 19, 2020 (the “Effective Date”), the Debtors satisfied the conditions of the Confirmation Order and the Plan became effective.
    Pursuant to the Plan, on the Effective Date, Oasis created and issued new common stock, par value $0.01 (the “Common Stock”). On the Effective Date, pursuant to the Plan, Oasis issued an aggregate of approximately 20,000,000 shares of Common Stock. This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended, the Common Stock issued pursuant to the Plan. Oasis has applied to list the Common Stock on the Nasdaq Stock Market under the symbol of “OAS.”
    Also on the Effective Date, Oasis filed the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and adopted the Amended and Restated Bylaws (the “Bylaws”).
Common Stock
    A description of the Common Stock is contained in Oasis’s Current Report on Form 8-K filed with the Commission on November 20, 2020, which description is incorporated herein by reference. The description of Common Stock does not purport to be complete and is subject to and qualified by the full terms of the Certificate of Incorporation and the Bylaws, copies of which are attached to this registration statement as Exhibits 3.1 and 3.2 and incorporated by reference herein.
Warrant Agreement
Pursuant to the Plan, on the Effective Date, Oasis entered into a Warrant Agreement (the “Warrant Agreement”) with Computershare Trust Company, N.A.
A description of the material provisions of the Warrant Agreement is contained in Oasis’s Current Report on Form 8-K filed with the Commission on November 20, 2020, which description does not purport to be complete and is qualified in its entirety by reference to the text of the Warrant Agreement, which is attached hereto as Exhibit 4.1 and is incorporated by reference herein.
Registration Rights Agreement
Pursuant to the Plan, on the Effective Date, Oasis entered into a registration rights agreement (the “Registration Rights Agreement”) with certain holders of the Common Stock by and among Oasis and the parties set forth therein.
A description of the material provisions of the Registration Rights Agreement is contained in Oasis’s Current Report on Form 8-K filed with the Commission on November 20, 2020, which description does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 4.2 hereto and is incorporated by reference herein.

Item 2. Exhibits

Exhibit Number	Description
2.1	Joint Chapter 11 Plan of Reorganization of Oasis Petroleum Inc. and its Debtor Affiliates (incorporated by reference to Exhibit A of the Order Confirming the Joint Chapter 11 Plan of Reorganization, filed as Exhibit 99.1 to Oasis Petroleum Inc.’s Current Report on Form 8-K filed on November 13, 2020).
3.1	Amended and Restated Certificate of Incorporation of Oasis Petroleum Inc. (incorporated by reference to Exhibit 3.1 to Oasis Petroleum Inc.’s Current Report on Form 8-K filed on November 20, 2020).
3.2	Amended and Restated Bylaws of Oasis Petroleum Inc. (incorporated by reference to Exhibit 3.2 to Oasis Petroleum Inc.’s Current Report on Form 8-K filed on November 20, 2020).
4.1	Warrant Agreement dated as of November 19, 2020, by and between Oasis Petroleum Inc., and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 10.2 to Oasis Petroleum Inc.’s Current Report on Form 8-K filed on November 20, 2020).
4.2	Registration Rights Agreement dated as of November 19, 2020 among Oasis Petroleum Inc. and the holders party thereto (incorporated by reference to Exhibit 10.3 to Oasis Petroleum Inc.’s Current Report on Form 8-K filed on November 20, 2020).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
OASIS PETROLEUM INC.
(Registrant)
Date: November 20, 2020
By:     /s/ Nickolas J. Lorentzatos
Nickolas J. Lorentzatos
Executive Vice President, General Counsel     and Corporate Secretary